EXHIBIT 99.1

CONTACT:	ICR, Inc.
Allison Malkin
203-682-8225

MOVADO GROUP, INC. ANNOUNCES FOURTH QUARTER AND
FISCAL YEAR 2026 RESULTS

~ Fiscal 2026 Net Sales of $671.3 million ~

~ Fiscal 2026 Operating Income of $29.8 million and Adjusted Operating Income of $34.8 million ~

~ Fiscal 2026 EPS of $1.17 and Fiscal 2026 Adjusted EPS of $1.34 ~

~ Fourth Quarter Net Sales of $191.6 million ~

~ Fourth Quarter EPS of $0.55 and Fourth Quarter Adjusted EPS of $0.57 ~

~ Board Declared Quarterly Dividend of $0.35 Per Share ~

Paramus, NJ – March 19, 2026 -- Movado Group, Inc. (NYSE: MOV) today announced fourth quarter and fiscal year 2026 results for the periods ended January 31, 2026.

Fiscal Year 2026 Highlights (See attached table for GAAP and Non-GAAP measures)

•	Net sales of $671.3 million compared to $653.4 million for fiscal year 2025;
•	Operating income of $29.8 million compared to $20.0 million for fiscal year 2025;
•	Adjusted operating income of $34.8 million compared to $27.1 million for fiscal year 2025;
•	Diluted earnings per share of $1.17 compared to $0.81 for fiscal year 2025;
•	Adjusted diluted earnings per share of $1.34 compared to $1.12 for fiscal year 2025; and
•	Ended fiscal year 2026 with $230.5 million in cash and no debt.

Efraim Grinberg, Chairman and Chief Executive Officer, stated: “Our strong performance in the 4th quarter allowed us to close fiscal 2026 on a high note, delivering strong growth in net sales, a significant increase in profitability and strong positive cash flow generation. Total net sales grew by 5.6%, leading to full-year growth of 2.7% ̶ demonstrating accelerating momentum as the year progressed. These results reflect the power of our global brands, the strength of our innovation, and the successful execution of our strategy by our team.”

“The Movado brand delivered a very strong quarter across our most important channels, led by our wholesale business with 25% sales growth, Movado.com with 18% sales growth and our Movado Company Stores with 9% growth,” Mr. Grinberg continued. “Our fashion watch and jewelry brands maintained robust performance driven by compelling product innovation and digital content, particularly in the United States, Mexico and Europe. For fiscal 2026, we generated $57.9 million in net cash provided by operating activities and ended the year with $230.5 million in cash and no debt.”

Mr. Grinberg concluded, “As we look ahead, we believe we are well positioned to continue our progress and navigate the dynamic environment. Given that the geopolitical environment remains volatile and tariff and trade policies are uncertain, we will remain agile and execute with discipline while capitalizing on the positive trends and increasing consumer interest in watches and jewelry. Overall, we expect the execution of our strategy to deliver long-term sustainable, profitable growth and increased value for our shareholders.”

Fourth Quarter Fiscal 2026 Highlights (See attached table for GAAP and Non-GAAP measures)

•	Net sales of $191.6 million, an increase of 5.6% from $181.5 million in the fourth quarter of fiscal 2025;
•	Gross margin of 54.1%, as compared to 54.2% in the prior-year period;
•	Operating income of $13.8 million, an increase of 49.7% from $9.2 million in the prior-year period;
•	Adjusted operating income of $14.4 million, an increase of 6.2% from $13.5 million in the fourth quarter of fiscal 2025;
•	Diluted earnings per share of $0.55, an increase of 52.8% from $0.36 in the prior-year period; and
•	Adjusted diluted earnings per share of $0.57, an increase of 11.8% from $0.51 in the fourth quarter of fiscal 2025.

Non-GAAP Items (See attached table for GAAP and Non-GAAP measures)

Fourth quarter fiscal 2026 results of operations included the following charge:

•	a $0.6 million pre-tax charge, or $0.4 million after tax, representing $0.02 per diluted share, in costs related to the internal investigation of conduct within the Company’s Dubai branch.

Fourth quarter fiscal 2025 results of operations included the following charges:

•	a $2.5 million pre-tax charge, or $1.9 million after tax, representing $0.08 per diluted share, in costs related to the investigation noted above; and
•	a $1.8 million pre-tax charge, or $1.5 million after tax, representing $0.07 per diluted share, associated with the establishment of a provision for a corporate cost-savings initiative.

In this press release, references to “adjusted” results exclude the impact of the above charges and the impact of the items described in the Non-GAAP Items section of the Company’s earnings releases for the first, second and third quarters of fiscal year 2026. Please refer to the attached GAAP and Non-GAAP measures table for a detailed reconciliation of the Company’s reported results to its adjusted, Non-GAAP results.

Fourth Quarter Fiscal 2026 Results (See attached table for GAAP and Non-GAAP measures)

•	Net sales increased 5.6% to $191.6 million, or increased 1.8% on a constant-dollar basis, compared to $181.5 million in the fourth quarter of fiscal 2025. The increase in net sales reflected growth in the United States and international wholesale channels and brick and mortar and online retail, as well as the positive impact of fluctuations in foreign exchange rates. U.S. net sales increased 11.2% as compared to the fourth quarter of last year. International net sales increased 1.0% (a decrease of 5.9% on a constant-dollar basis) as compared to the fourth quarter of last year.
•	Gross profit was $103.6 million, or 54.1% of net sales, compared to $98.3 million, or 54.2% of net sales in the fourth quarter of fiscal 2025. The increase in gross margin percentage was primarily the result of favorable changes in channel and product mix, favorable impact of foreign currency exchange rates and the increased leverage of lower fixed costs over higher sales, partially offset by increased U.S. tariffs.
•	Operating expenses were $89.8 million in the fourth quarter of fiscal 2026 compared to $89.1 million in the fourth quarter of fiscal 2025. Adjusted operating expenses were $89.3 million for the fourth quarter of fiscal 2026 as compared to $84.8 million for the fourth quarter of fiscal 2025. The change in operating expenses was primarily due to higher performance-based compensation and the unfavorable impact of foreign currency exchange rates, partially offset by lower marketing expenses.
•	Operating income was $13.8 million compared to $9.2 million in the fourth quarter of fiscal 2025. Adjusted operating income was $14.4 million for the fourth quarter of fiscal 2026, as compared to $13.5 million for the fourth quarter of fiscal 2025.
•	The Company recorded a tax provision of $1.6 million, as compared to a tax provision of $2.2 million in the fourth quarter of fiscal 2025. Based on adjusted pre-tax income, the adjusted tax provision was $1.7 million, or an adjusted tax rate of 11.6%, as compared to an adjusted tax rate of 20.6%, in the fourth quarter of fiscal 2025.
•	Net income for the fourth quarter of fiscal 2026 was $12.6 million, or $0.55 per diluted share, compared to net income of $8.1 million, or $0.36 per diluted share, in the fourth quarter of fiscal 2025. Adjusted net income for the fiscal 2026 period was $13.0 million, or $0.57 per diluted share, as compared to adjusted net income of $11.5 million, or $0.51 per diluted share, in the fourth quarter of fiscal 2025.

Full Year Fiscal 2026 Results (See attached table for GAAP and Non-GAAP measures)

•	Net sales increased 2.7% to $671.3 million, or increased 1.0% on a constant-dollar basis, compared to $653.4 million in fiscal 2025. Net sales increased 4.3% in the U.S. as compared to fiscal 2025. International net sales increased 1.6% (a decrease of 1.5% on a constant-dollar basis) as compared to fiscal 2025.
•	Gross profit was $363.6 million, or 54.2% of net sales, compared to gross profit of $353.1 million, or 54.0% of net sales, in fiscal 2025. The increase in gross margin percentage was primarily the result of favorable changes in channel and product mix and the increased leverage of lower fixed costs over higher sales, partially offset by the unfavorable impact of increased U.S. tariffs and foreign currency exchange rates.
•	Operating expenses were $333.8 million in fiscal 2026 compared to $333.1 million in fiscal 2025. For fiscal 2026, adjusted operating expenses were $328.8 million as compared to $326.1 million for fiscal 2025. This increase was primarily due to higher performance-based compensation and the unfavorable impact of foreign currency exchange rates, partially offset by lower marketing expenses.
•	Operating income was $29.8 million in fiscal 2026, an increase of 49.0% from $20.0 million in fiscal 2025. Adjusted operating income was $34.8 million in fiscal 2026, an increase of 28.7% from $27.1 million for fiscal 2025.
•	The Company recorded a tax provision of $7.5 million in fiscal 2026 compared to a tax provision of $7.4 million in fiscal 2025. Based on adjusted pre-tax income, the adjusted tax provision was $8.6 million, or an adjusted tax rate of 22.0%, as compared to an adjusted tax rate of 22.0% in fiscal 2025.
•	Net income was $26.6 million, or $1.17 per diluted share, for fiscal 2026, compared to net income of $18.4 million, or $0.81 per diluted share, for fiscal 2025. Adjusted net income in fiscal 2026 increased 19.6% to $30.4 million or $1.34 per diluted share, from $25.4 million, or $1.12 per diluted share, in fiscal 2025.

Fiscal 2027 Outlook

Given the current economic and geopolitical uncertainty, including the unpredictable impact of the current Middle East conflict and ongoing tariff developments, the Company has elected not to provide a fiscal 2027 outlook at this time.

Quarterly Dividend and Share Repurchase Program

The Company also announced on March 19, 2026, that the Board of Directors approved the payment on April 16, 2026, of a cash dividend in the amount of $0.35 for each share of the Company’s outstanding common stock and class A common stock held by shareholders of record as of the close of business on April 2, 2026.

During fiscal year 2026, the Company repurchased approximately 208,000 shares under its December 5, 2024 share repurchase program, which expires on December 5, 2027. As of year-end, the Company had $46.1 million remaining available under the share repurchase program.

Conference Call

The Company’s management will host a conference call and audio webcast to discuss its results today, March 19, 2026, at 9:00 a.m. Eastern Time. The conference call may be accessed by dialing (877) 407-0784. Additionally, a live webcast of the call can be accessed at www.movadogroup.com. The webcast will be archived on the Company’s website approximately one hour after the conclusion of the call. Additionally, a telephonic replay of the call will be available from 1:00 p.m. ET on March 19, 2026, until 11:59 p.m. ET on April 2, 2026, and can be accessed by dialing (844) 512-2921 and entering replay pin number 13759143.

Movado Group, Inc. designs, sources, and distributes MOVADO®, MVMT®, OLIVIA BURTON®, EBEL®, CONCORD®, CALVIN KLEIN®, COACH®, TOMMY HILFIGER®, HUGO BOSS®, and LACOSTE® watches and, to a lesser extent, jewelry and other accessories, and operates Movado Company Stores in the United States and Canada.

In this release, the Company presents certain financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). Specifically, the Company is presenting adjusted operating expenses, adjusted operating income, adjusted pre-tax income, adjusted tax provision, adjusted net income and adjusted diluted earnings per share, which are operating expenses, operating income, pre-tax income, tax provision, net income and diluted earnings per share, respectively, under GAAP, adjusted to eliminate costs due to the investigation referred to above, establishment of a provision for a cost-savings initiative and repatriation of foreign earnings. The Company believes the adjusted measures are useful because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations. Additionally, the Company is presenting constant-currency information to provide a framework to assess how its business performed excluding the effects of foreign currency exchange rate fluctuations in the current period. Comparisons of financial results on a constant-dollar basis are calculated by translating each foreign currency at the same U.S. dollar exchange rate as in effect for the prior-year period for both periods being compared. The Company believes this information is useful to investors to facilitate comparisons of operating results. These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release. The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measures, and the methods of their calculation may differ substantially from similarly titled measures used by other companies.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and variations of such words and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to the Company’s ability to implement and maintain effective internal control over financial reporting in the future, general economic and business conditions which may impact disposable income of consumers in the United States and the other significant markets (including Europe) where the Company’s products are sold, uncertainty regarding such economic and business conditions, including inflation, elevated interest rates, increased commodity prices and tightness in the labor market, trends in consumer debt levels and bad debt write-offs, general uncertainty related to geopolitical concerns, the increase in tariffs and other trade barriers, the impact of international hostilities, including the Russian invasion of Ukraine and war in the Middle East, on global markets, economies and consumer spending, on energy and shipping costs, and on the Company’s supply chain and suppliers, supply disruptions, delivery delays and increased shipping costs, defaults on or downgrades of sovereign debt and the impact of any of those events on consumer spending, evolving stakeholder expectations and emerging complex laws on environmental, social, and governance matters, changes in consumer preferences and popularity of particular designs, new product development and introduction, decrease in mall traffic and increase in e-commerce, the ability of the Company to successfully implement its business strategies, competitive products and pricing, including price increases to offset increased costs, the impact of “smart” watches and other wearable tech products on the traditional watch market, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the Company’s orders, the loss of or curtailed sales to significant customers, the Company’s dependence on key employees and officers, the ability to successfully integrate the operations of acquired businesses without disruption to other business activities, the possible impairment of acquired intangible assets, risks associated with the Company’s minority investments in early-stage growth companies and venture capital funds that invest in such companies, the continuation of the Company’s major warehouse and distribution centers, the continuation of licensing arrangements with third parties, losses possible from pending or future litigation and administrative proceedings, the ability to secure and protect trademarks, patents and other intellectual property rights, the ability to lease new stores on suitable terms in desired markets and to complete construction on a timely basis, the ability of the Company to successfully manage its expenses on a continuing basis, information systems failure or breaches of network security, complex and quickly-evolving regulations regarding privacy and data protection, the continued availability to the Company of financing and credit on favorable terms, business disruptions, and general risks associated with doing business internationally, including, without limitation, import duties, tariffs (including retaliatory tariffs), quotas, political and economic stability, changes to existing laws or regulations, and impacts of currency exchange rate fluctuations and the success of hedging strategies related thereto, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward-looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its outlook in the future.

(Tables to follow)

MOVADO GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,

	2026	2025	2026	2025

Net sales	$191,580	$181,475	$671,310	$653,378

Cost of sales	87,948	83,137	307,707	300,238

Gross profit	103,632	98,338	363,603	353,140

Total operating expenses	89,826	89,116	333,774	333,125

Operating income	13,806	9,222	29,829	20,015

Non-operating income/(expense):
Other income, net	724	1,554	5,033	7,125
Interest expense	(150)	(117)	(507)	(489)

Income before income taxes	14,380	10,659	34,355	26,651

Provision for income taxes	1,591	2,201	7,487	7,442

Net income	12,789	8,458	26,868	19,209

Less: Net income attributable to noncontrolling interests	226	405	316	845

Net income attributable to Movado Group, Inc.	$12,563	$8,053	$26,552	$18,364

Diluted Income Per Share Information
Net income per share attributable to Movado Group, Inc.	$0.55	$0.36	$1.17	$0.81

Weighted diluted average shares outstanding	22,912	22,534	22,614	22,603

MOVADO GROUP, INC.

GAAP AND NON-GAAP MEASURES

(In thousands, except for percentage data)

(Unaudited)

	Three Months Ended
	January 31,		% Change

	2026	2025

Total net sales, as reported	$191,580	$181,475	5.6%

Total net sales, constant dollar basis	$184,732	$181,475	1.8%

	Twelve Months Ended
	January 31,		% Change

	2026	2025

Total net sales, as reported	$671,310	$653,378	2.7%

Total net sales, constant dollar basis	$659,666	$653,378	1.0%

MOVADO GROUP, INC.

GAAP AND NON-GAAP MEASURES

(In thousands, except per share data)

(Unaudited)

	Net Sales	Gross Profit	Total Operating Expenses	Operating Income	Pre-tax Income	Provision/(Benefit) for Income Taxes	Net Income Attributable to Movado Group, Inc.	Diluted EPS
Three Months Ended January 31, 2026
As Reported (GAAP)	$191,580	$103,632	$89,826	$13,806	$14,380	$1,591	$12,563	$0.55
Costs related to the Dubai matter (1)	—	—	(576)	576	576	139	437	0.02
Adjusted Results (Non-GAAP)	$191,580	$103,632	$89,250	$14,382	$14,956	$1,730	$13,000	$0.57

Three Months Ended January 31, 2025
As Reported (GAAP)	$181,475	$98,338	$89,116	$9,222	$10,659	$2,201	$8,053	$0.36
Costs related to the Dubai matter (1)	—	—	(2,500)	2,500	2,500	608	1,892	0.08
Cost-Savings Initiative (2)	—	—	(1,817)	1,817	1,817	277	1,540	0.07
Adjusted Results (Non-GAAP)	$181,475	$98,338	$84,799	$13,539	$14,976	$3,086	$11,485	$0.51

	Net Sales	Gross Profit	Total Operating Expenses	Operating Income	Pre-tax Income	Provision/(Benefit) for Income Taxes	Net Income Attributable to Movado Group, Inc.	Diluted EPS
Twelve Months Ended January 31, 2026
As Reported (GAAP)	$671,310	$363,603	$333,774	$29,829	$34,355	$7,487	$26,552	$1.17
Costs related to the Dubai matter (1)	—	—	(3,567)	3,567	3,567	853	2,714	0.12
Cost-Savings Initiative (2)	—	—	(1,451)	1,451	1,451	309	1,142	0.05
Adjusted Results (Non-GAAP)	$671,310	$363,603	$328,756	$34,847	$39,373	$8,649	$30,408	$1.34

Twelve Months Ended January 31, 2025
As Reported (GAAP)	$653,378	$353,140	$333,125	$20,015	$26,651	$7,442	$18,364	$0.81
Costs related to the Dubai matter (1)	—		(2,500)	2,500	2,500	608	1,892	0.08
Cost-Savings Initiative (2)	—	—	(4,552)	4,552	4,552	838	3,714	0.16
Repatriation of Foreign Earnings (3)	—	—	—	—	—	(1,458)	1,458	0.07
Adjusted Results (Non-GAAP)	$653,378	$353,140	$326,073	$27,067	$33,703	$7,430	$25,428	$1.12

(1)	Costs related to the investigation of allegations of misconduct within the Dubai branch of the Company's Swiss subsidiary.
(2)	Related to the establishment of a provision for a corporate cost-savings initiative.
(3)	Tax impact of repatriation of foreign earnings, primarily related to foreign currency gains.

MOVADO GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	January 31,	January 31,
	2026	2025

ASSETS

Cash and cash equivalents	$230,541	$208,501
Trade receivables, net	102,037	93,382
Inventories	158,331	156,738
Other current assets	22,208	21,786
Income taxes receivable	4,118	9,534
Total current assets	517,235	489,941

Property, plant and equipment, net	17,105	19,920
Operating lease right-of-use assets	67,873	86,009
Deferred and non-current income taxes	45,917	41,330
Other intangibles, net	4,162	5,537
Other non-current assets	90,329	86,494
Total assets	$742,621	$729,231

LIABILITIES AND EQUITY

Accounts payable	$21,138	$34,312
Accrued liabilities	49,748	42,610
Accrued payroll and benefits	17,896	7,840
Current operating lease liabilities	20,603	19,263
Income taxes payable	3,663	8,935
Total current liabilities	113,048	112,960

Deferred and non-current income taxes payable	1,030	1,008
Non-current operating lease liabilities	58,063	75,508
Other non-current liabilities	60,220	56,176

Shareholders' equity	508,842	481,329

Noncontrolling interest	1,418	2,250
Total equity	510,260	483,579

Total liabilities and equity	$742,621	$729,231

MOVADO GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Twelve Months Ended
	January 31,

	2026	2025

Cash flows from operating activities:
Net income	$26,868	$19,209
Depreciation and amortization	9,416	9,312
Other non-cash adjustments	9,801	9,548
Changes in working capital	8,686	(34,884)
Changes in non-current assets and liabilities	3,150	(4,689)
Net cash provided by/(used in) operating activities	57,921	(1,504)

Cash flows from investing activities:
Capital expenditures	(4,512)	(7,966)
Long-term investments	(3,440)	(5,667)
Trademarks and other intangibles	(138)	(109)
Net cash used in investing activities	(8,090)	(13,742)

Cash flows from financing activities:
Dividends paid	(31,052)	(31,069)
Stock repurchases	(3,900)	(2,628)
Distribution of noncontrolling interest earnings	(1,359)	(604)
Stock awards and options exercised and other changes	32	(1,101)
Net cash used in financing activities	(36,279)	(35,402)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	8,616	(2,952)
Net change in cash, cash equivalents, and restricted cash	22,168	(53,600)
Cash, cash equivalents, and restricted cash at beginning of period	209,214	262,814

Cash, cash equivalents, and restricted cash at end of period	$231,382	$209,214

Reconciliation of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$230,541	$208,501
Restricted cash included in other non-current assets	841	713
Cash, cash equivalents, and restricted cash	$231,382	$209,214